Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Third Quarter Results

Whippany, New Jersey, August 8, 2024 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its third quarter ended June 29, 2024.

Consistent with the seasonal nature of its business, the Partnership typically experiences a net loss in the third quarter of its fiscal year. Net loss for the third quarter of fiscal 2024 was $17.2 million, or $0.27 per Common Unit, compared to a net loss of $5.3 million, or $0.08 per Common Unit, in the third quarter of fiscal 2023. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) for the third quarter of fiscal 2024 was $27.0 million, compared to $33.0 million in the prior year third quarter.

In announcing these results, President and Chief Executive Officer, Michael A. Stivala said, “Widespread unseasonably warm temperatures experienced during the peak winter heating months in our fiscal 2024 second quarter continued into the third quarter of fiscal 2024, with periods of extreme heat in certain parts of the country. By contrast, the prior year third quarter benefited from colder average temperatures that generated a late burst of heat-related customer demand from our residential customer base. However, incremental volumes resulting from growth in certain counter-seasonal customer segments, coupled with effective management of selling prices and expenses, helped offset the impact of warmer weather. During the third quarter, we completed two propane acquisitions in strategic markets in Nevada and Florida, investing more than $12.0 million, while also reducing debt by $10.5 million using excess cash flows from operations.”

Mr. Stivala continued, “In our renewable natural gas (“RNG”) operations, while overall revenues at our Stanfield, Arizona facility have been negatively influenced by lower environmental attribute prices, particularly in the California Low Carbon Fuel Standards market, we remain focused on driving operational excellence, making improvements in feedstock intake and production levels, and growing revenue opportunities. During the fiscal 2024 third quarter, operational enhancements have resulted in an increase in feedstocks processed and increased levels of daily RNG injection at the Stanfield facility. Additionally, we are making excellent progress in advancing the construction activities at our Columbus and Adirondack facilities.”

Mr. Stivala concluded, “We continue to execute on our long-term strategic growth plans – investing in the growth of our core propane business, driving operational excellence in the build out of our renewable energy platform, and maintaining a disciplined approach to deploying additional capital to foster the strength of the balance sheet.”

Retail propane gallons sold in the third quarter of fiscal 2024 of 71.7 million gallons decreased 8.6% compared to the prior year, primarily due to warmer weather across most of the Partnership’s operating territories. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories during the third quarter were 14% warmer than normal and 10% warmer than the prior year third quarter.

Average propane prices (basis Mont Belvieu, Texas) for the third quarter of fiscal 2024 increased 11.5% compared to the prior year third quarter. Total gross margin of $160.2 million for the third quarter decreased $8.0 million, or 4.7%, compared to the prior year third quarter, primarily due to lower volumes sold, partially offset by higher unit margins. Gross margin for the third quarter of fiscal 2024 included a $3.2 million unrealized loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $3.0 million unrealized loss in the prior year third quarter. These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Excluding the impact of the mark-to-market adjustments, propane unit margins increased $0.07 per gallon, or 3.8%, compared to the prior year third quarter.

Combined operating and general and administrative expenses of $135.6 million for the third quarter of fiscal 2024 decreased $2.1 million, or 1.6%, compared to the prior year third quarter, primarily due to lower volume-related variable operating costs, lower variable compensation, and cost savings and efficiencies realized in our RNG operations, offset to an extent by an increase in self-insurance accruals.

During the third quarter of fiscal 2024, the Partnership utilized cash flows from operating activities to acquire two retail propane businesses, to make additional investments in Oberon Fuels and Independence Hydrogen, in support of the Partnership’s long-term strategic goals, and to repay $10.5 million in borrowings under the revolving credit facility. The Total Consolidated Leverage Ratio, as defined in the Partnership’s credit agreement, for the twelve-month period ending June 29, 2024 was 4.68x.

As previously announced on July 25, 2024, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended June 29, 2024. On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution is payable on August 13, 2024 to Common Unitholders of record as of August 6, 2024.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas (“RNG”), fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states. Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s 95-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and investing in the next generation of innovative, renewable energy alternatives. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations, capital expenditures, strategic investments, project developments and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

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The impact of weather conditions on the demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, renewable natural gas (“RNG”) and electricity;
•
The impact of climate change and potential climate change legislation on the Partnership and demand for propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
•
Volatility in the unit cost of propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;
•
The ability of the Partnership to compete with other suppliers of propane, renewable propane, fuel oil, RNG and other energy sources;

•
The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including hostilities in the Middle East, Russian military action in Ukraine, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters;
•
The ability of the Partnership to acquire and maintain sufficient volumes of, and the costs to the Partnership of acquiring, reliably transporting and storing, propane, renewable propane, fuel oil and other refined fuels;
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The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
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The ability of the Partnership to retain customers or acquire new customers;
•
The impact of customer conservation, energy efficiency, general economic conditions and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
•
The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;
•
Risks related to the Partnership’s renewable fuel projects and investments, including the willingness of customers to purchase fuels generated by the projects, the permitting, financing, construction, development and operation of supporting facilities, the Partnership’s ability to generate a sufficient return on its renewable fuel projects, the Partnership’s dependence on third-party partners to help manage and operate renewable fuel investment projects, and increased regulation and dependence on government funding for commercial viability of renewable fuel investment projects;
•
The generation and monetization of environmental attributes produced by the Partnership’s renewable fuel projects, changes to legislation and/or regulations concerning the generation and monetization of environmental attributes and pricing volatility in the open markets where environmental attributes are traded;
•
The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, human health and safety laws and regulations, derivative instruments, the sale or marketing of propane and renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, including the impact of recently adopted and proposed changes to New York law, and other regulatory developments that could impose costs and liabilities on the Partnership’s business;
•
The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
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The impact of legal risks and proceedings on the Partnership’s business;
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The impact of operating hazards that could adversely affect the Partnership’s reputation and its operating results to the extent not covered by insurance;
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The Partnership’s ability to make strategic acquisitions, successfully integrate them and realize the expected benefits of those acquisitions;
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The ability of the Partnership and any third-party service providers on which it may rely for support or services to continue to combat cybersecurity threats to their respective and shared networks and information technology;
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Risks related to the Partnership’s plans to diversify its business;
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The impact of current conditions in the global capital, credit and environmental attribute markets, and general economic pressures; and
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Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 30, 2023 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 29, 2024 and June 24, 2023

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 29, 2024	June 24, 2023	June 29, 2024	June 24, 2023
Revenues
Propane	$220,045	$241,485	$970,967	$1,040,978
Fuel oil and refined fuels	10,954	14,086	66,447	82,353
Natural gas and electricity	5,322	4,926	20,528	25,472
All other	18,289	18,131	60,589	53,796
	254,610	278,628	1,118,531	1,202,599

Costs and expenses
Cost of products sold	94,400	110,446	437,573	524,707
Operating	115,882	116,637	366,263	359,798
General and administrative	19,759	21,142	71,400	69,854
Depreciation and amortization	16,379	15,537	49,497	45,380
	246,420	263,762	924,733	999,739

Operating income	8,190	14,866	193,798	202,860

Loss on debt extinguishment	—	—	215	—
Interest expense, net	18,429	18,733	56,540	54,598
Other, net	6,709	1,150	17,756	3,231

(Loss) income before provision for income taxes	(16,948)	(5,017)	119,287	145,031
Provision for income taxes	243	244	524	421

Net (loss) income	$(17,191)	$(5,261)	$118,763	$144,610

Net (loss) income per Common Unit - basic	$(0.27)	$(0.08)	$1.85	$2.27
Weighted average number of Common Units outstanding - basic	64,394	63,926	64,297	63,826

Net (loss) income per Common Unit - diluted	$(0.27)	$(0.08)	$1.83	$2.25
Weighted average number of Common Units outstanding - diluted	64,394	63,926	64,747	64,326

Supplemental Information:
EBITDA (a)	$17,860	$29,253	$225,324	$245,009
Adjusted EBITDA (a)	$27,035	$33,024	$249,289	$272,023
Retail gallons sold:
Propane	71,737	78,474	318,525	331,387
Refined fuels	2,645	3,354	14,893	16,659
Capital expenditures:
Maintenance	$5,344	$4,373	$16,012	$16,068
Growth	$9,333	$4,981	$24,361	$17,318

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(a) EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	June 29, 2024	June 24, 2023	June 29, 2024	June 24, 2023
Net (loss) income	$(17,191)	$(5,261)	$118,763	$144,610
Add:
Provision for income taxes	243	244	524	421
Interest expense, net	18,429	18,733	56,540	54,598
Depreciation and amortization	16,379	15,537	49,497	45,380
EBITDA	17,860	29,253	225,324	245,009
Unrealized non-cash (gains) losses on changes in fair value of derivatives	3,161	2,960	8,079	21,167
Pension settlement charge	550	—	550	—
Equity in losses of unconsolidated affiliates	5,464	457	15,121	1,152
Loss on debt extinguishment	—	—	215	—
Acquisition-related costs	—	354	—	4,695
Adjusted EBITDA	$27,035	$33,024	$249,289	$272,023

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results. As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the SEC. Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.